Exhibit 23.1

To the Board of Directors and Stockholders of

Atlis Motor Vehicles, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Atlis Motor Vehicles, Inc. on Form S-1 of our report dated May 13, 2022 (which report expresses an unqualified opinion and includes an explanatory paragraph related to Atlis Motor Vehicles, Inc.’s ability to continue as a going concern) related to our audit of the financial statements of Atlis Motor Vehicles, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP
El Segundo, CA
January 13, 2023